NOTICE OF AWARD OF PERFORMANCE SHARE
UNITS AND PERFORMANCE SHARE UNIT
AGREEMENT

Pursuant to the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”), you (the “executive”) have been awarded Performance Share Units (“PSUs”), each of which constitutes the right to receive, if earned pursuant to the terms of this award, a cash payment equal to the fair market value of a share of Common Stock of Textron Inc. (a “Share”). The number of PSUs which you earn will be determined based on a formula tied to performance measures, and fair market value will be as provided in the Performance Share Unit Terms and Conditions (the “Terms and Conditions”) attached hereto. This award is governed by the Terms and Conditions and the Plan (available on the Administrator’s website) and is subject to the Performance Share Unit Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto.

The Performance Period is the three (3) year period beginning on the first day of the fiscal year in which the PSUs are awarded. Performance measures for the three-year Performance Period were established by the Committee at the beginning of the Performance Period and will be communicated to you separately from this notice.

Except as otherwise provided in the Terms and Conditions, the cash value of all PSUs will be paid (to the extent earned) during the month of March following the end of the Performance Period. All PSUs remain subject to forfeiture until the end of the Performance Period as provided in the Terms and Conditions.

You must log into your account on the Administrator’s website to view the number of units awarded, as well as to accept your award. If you do not accept your award prior to the end of the Performance Period (or prior to the date your employment terminates for any reason, if earlier), your award will be forfeited. Although Textron has completed the steps necessary to grant you this award, you cannot receive any payment under the award unless you accept the award before the deadline.

By your acceptance of this award, you agree that this award is governed by the Terms and Conditions attached hereto and the Plan. In addition, you agree that this award is subject to the Non-Competition Agreement, the terms of which are fully incorporated herein. You acknowledge that you have read and understand these documents as they apply to your awards.

Please be sure to log into your account and accept your award as soon as possible to avoid the risk that your award will be forfeited for non-acceptance.

TEXTRON INC.
By:_/s/ Julie G. Duffy
Julie G. Duffy
Executive Vice President, Human Resources

TEXTRON INC.
TEXTRON INC. 2024 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT
TERMS AND CONDITIONS
(4/2024)

1. Award of PSUs. Pursuant to the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”), Textron has awarded to the executive Performance Share Units (“PSUs”), subject to the Terms and Conditions set forth herein. The number of PSUs payable under this award will be determined by Textron based on achievement of predefined performance measures or targets over the three-year Performance Period.

2. Settlement. Each PSU earned by the executive constitutes the right to receive a cash payment equal to the fair market value of one Share. Except as otherwise provided in Sections 3 (Termination of Employment) or 4 (Change of Control):

(a)The fair market value of a Share equals the average of the per-share closing prices of Textron’s Common Stock, as reported on the New York Stock Exchange, on the first ten trading days immediately following the end of the Performance Period; and

(b)Textron will pay the executive (or the executive’s Beneficiary in the event of the executive’s death prior to payment) the cash amount for the PSUs earned by the executive during the month of March following the end of the Performance Period.

3. Termination of Employment. If the executive’s employment with Textron and its Subsidiaries ends for any reason before the end of the Performance Period, the executive shall forfeit all PSUs, subject to the following:

(a)If the executive’s employment with Textron terminates for Cause, the executive shall forfeit all PSUs.

(b)If the executive’s employment terminates (other than for Cause) after the executive has become eligible for Retirement, the executive will remain eligible to earn PSUs (and receive payment for such PSUs) as if the executive’s employment had not terminated (but subject to forfeiture in accordance with the Non-Competition Agreement); provided, however, that if the executive’s employment terminates within two years after a Change of Control, the payment schedule set forth in subsection (d), below, shall apply.

(c)If the executive becomes Disabled or dies before the end of the Performance Period (and while the executive is eligible to earn PSUs), Textron will make a cash payment to the executive (or, in the case of death, to the executive’s Beneficiary) within 30 days after the executive’s Disability or death or as soon as administratively feasible (i.e., after Textron is notified of the Disability or death). Such cash payment shall equal the closing price for a Share, as reported on the New York Stock Exchange, on the first business day after the executive’s Disability or death, times a Pro-Rata Portion of the PSUs that the executive would have earned, assuming target performance to the end of the Performance Period, based upon the date of the executive’s Disability or death (unless the Disability or death occurs on the last day of the Performance Period, in which case the number of

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Terms and Conditions

PSUs awarded would be the number actually earned). The amount payable shall not be adjusted for any delay caused by time needed to validate the executive’s status as Disabled or dead, or to authenticate a Beneficiary.

(d)If, within two years after a Change of Control, the executive’s employment ends due to involuntary termination without Cause or resignation for Good Reason, the applicable Performance Period for the PSUs shall end immediately. In such instance, Textron shall make a cash payment to the executive (or, in the case of death, to the executive’s Beneficiary) on the Six-Month Pay Date equal to the fair market value of the PSUs based on target performance for the Performance Period. For this purpose, fair market value of a PSU shall equal the per-share closing price of Textron’s Common Stock (or the successor thereto) on the last business day of the last calendar month that ends before the Six-Month Pay Date; provided, however, that if it is not feasible to calculate the closing price as of the last business day of such month, the amount of cash shall be determined based on the last price available.
4. Change of Control. If a Change of Control occurs, a successor to Textron shall either assume Textron’s obligations with respect to the PSUs or replace this PSU award with a cash or equity-based award that materially preserves the PSU award’s value and incentive opportunity, and has vesting and payment schedules (including acceleration events) that are no less favorable to the executive than the schedules in effect immediately before the Change of Control. If this PSU award is not assumed or replaced in accordance with the immediately preceding sentence, the PSUs shall be fully vested, non-forfeitable, and payable based on target performance through the Performance Period, based on the Share value as of the Change of Control; provided that payment shall not be accelerated if accelerating payment would violate a requirement of Section 409A of the Internal Revenue Code.

5. Corporate Changes. The number of PSUs awarded to the executive hereunder shall be equitably adjusted as determined by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants, or rights offering to purchase Shares, or any other corporate event or distribution of stock or property of the Company affecting the Common Stock, in order to preserve the benefits or potential benefits intended to be made available to the executive.

6. No Right to Employment. Nothing in these Terms and Conditions shall confer upon the executive the right to continue in the employment of Textron or any Subsidiary or affect any right that Textron or any Subsidiary may have to terminate the employment of the executive.

7. Non-Assignability of PSUs. The PSUs shall not be assignable or transferable by the executive, except to the extent expressly permitted by the Plan. Tax withholding with respect to any PSU that is transferred or assigned shall be determined by Textron in accordance with applicable law (which may require the executive to pay taxes with respect to a transferred PSU).

8. Voting and Dividends. The executive shall not have voting rights, the right to any dividends, or any other shareholder rights with respect to the PSUs.

9. Clawback. The PSUs shall be subject to the clawback provision set forth in the Plan and/or any other clawback procedure of Textron, as in effect and as amended from time to time.

Performance Share Unit
Terms and Conditions

10. Administration. In accordance with the Plan, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or to one or more officers or employees of Textron.

11. Withholding Taxes. All payments with respect to PSUs shall be subject to tax withholding. Textron shall have the right to withhold from any payment an amount that Textron determines is necessary to satisfy any Federal, state and local withholding tax requirements.

12. Section 409A. The terms and conditions of the PSUs shall be interpreted in a manner consistent with the intent to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code. For example, the phrase “as soon as practicable” and similar phrases with respect to payment dates shall be interpreted and administered consistent with the intent that, subject to the executive (or Beneficiary) providing all required information, payment shall not be delayed beyond the latest date permitted by Section 409A. For purposes of Section 409A, each installment in any series of installment payments shall be treated as a separate payment.

13. PSUs Subject to Plan. The PSUs shall be subject to the terms and conditions of the Plan in all respects. In the case of PSUs awarded under a long-term incentive plan other than the Textron Inc. 2024 Long-Term Incentive Plan, the term “Plan” as used in these Terms and Conditions shall refer to the plan under which the PSUs were awarded. Each term that is used but not defined herein shall have the meaning set forth in the Plan.

14. Personal Information. Textron adheres to strict data privacy principles to protect personal data as set forth in the Textron Personal Data Protection Policy and, for California residents, Privacy Notice for Job Applicants, Employees, Contractors and Other Textron Personnel. Copies of the Policy and Notice are available on Textron’s employee intranet or may be obtained from Textron’s Human Resources.

Performance Share Unit
Terms and Conditions

DEFINITIONS

“Administrator”

“Administrator” shall mean the third-party administrator appointed by Textron. As of the date of grant of this award, the Administrator is Fidelity Stock Plan Services.

“Beneficiary”

“Beneficiary” shall mean the beneficiary, if any, designated by the executive on a form that (i) is acceptable to Textron, (ii) references the PSUs or the Plan, and (iii) is delivered to Textron or its designee before the executive’s death, or, if none, the executive’s estate.

“Cause”

“Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud, or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or her or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets, or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful, and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his or her position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)). No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include Subsidiaries, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change of Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Committee”

“Committee” has the meaning set forth in the Plan. Subject to any amendment to the Plan, the Committee refers to the Organization and Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

Performance Share Unit
Terms and Conditions

“Disability”

“Disability” shall mean the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, or bodily or mental infirmity which can be expected to result in death or is expected to be permanent, and which results in the executive’s being “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code. An individual shall not be considered disabled unless the executive furnishes proof of the existence thereof. Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

“Good Reason”

“Good Reason” shall mean the existence of one of the following conditions:

(a)a material diminution in the executive’s base salary;

(b)a material diminution in the executive’s authority, duties, responsibilities, or status (including offices, titles, and reporting requirements);

(c)a material diminution in the authority, duties, responsibilities, or status of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

(d)a material diminution in the budget over which the executive has authority;

(e)a material change in the geographic location at which the executive must perform services;

(f)a material change in the aggregate level of participation in any of Textron’s short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements; (for the avoidance of doubt, not including a plan amendment that does not single out the executive for adverse treatment);

(g)failure, after a Change of Control, of a successor company to satisfy its obligations under Section 4 (Change of Control);

(h)failure, after a Change of Control, of a successor company to assume the employer’s obligations under any agreement or letter pursuant to which the executive provides services (the “Employment Agreement”); or

(i)any other action or inaction that constitutes a material breach by Textron (including its successor) or a Subsidiary of the executive’s Employment Agreement.

A resignation for Good Reason shall occur only if (x) the executive provides notice of the existence of a condition described in the preceding sentence within 90 days after the initial existence of the condition, (y) after receipt of the notice, Textron (or its successor) has a period of 30 days during which it may remedy the condition, and (z) the executive’s resignation is effective as soon as

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Terms and Conditions

practicable after the end of the cure period described in the preceding clause (and no later than two years after the Change of Control).

“Performance Period”

For the purposes of this award, the “Performance Period” means the period of three fiscal years identified in the Notice of Award.

“Pro-Rata Portion”

“Pro-Rata Portion” shall mean the number of complete or partial months of the executive’s active service to Textron during the fiscal year divided by 12.

“Retirement”

The executive is eligible for “Retirement” if the executive has attained age 55 and has 10 years of service, as recorded in Textron’s Human Resources Information System of record.

“Six-Month Pay Date”

The “Six-Month Pay Date” is a date determined by Textron that is during the seventh month that starts after the executive’s termination of employment or, if earlier, within 90 days after the executive’s death (or as soon as administratively feasible after Textron is notified of the death).

“Termination of Employment”

“Termination of employment” and similar terms shall mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

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Terms and Conditions

TEXTRON INC.
PERFORMANCE SHARE UNIT NON-COMPETITION AGREEMENT
(4/2024)

You have been awarded Performance Share Units (“PSUs”) under, and subject to the terms of, the Textron Inc. 2024 Long-Term Incentive Plan (the “Plan”). Your PSUs are valuable consideration for your service to Textron over the long-term, including your compliance with the terms of this Performance Share Unit Non-Competition Agreement (the “Agreement”), and Textron’s decision to grant the PSUs to you is conditioned on your agreement to comply with the terms of this Agreement. By accepting the PSUs, you agree that the PSUs are sufficient consideration for the restrictions imposed by this Agreement.

Agreement regarding Your Performance Share Units

1.Forfeiture of PSUs and required repayment if you engage in certain competitive activities
If at any time during the Performance Period (as defined in the Notice of Award of Performance Share Unit and Performance Share Unit Agreement) while you are a Company employee, or during the Post-Employment Restricted Period (as defined in Paragraph 2), you do any of the following activities:

(a)engage in any business which competes with the Company’s business (as defined in Paragraph 3) within the Restricted Territory (as defined in Paragraph 4); or

(b)solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive any payment in respect of Performance Share Units shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

Performance Share Unit
Terms and Conditions

2.Post-Employment Restricted Period – Defined for the purpose of Paragraph 1, the Post-Employment Restricted Period means the period from termination of your employment with the Company until the second anniversary of your termination; provided that if an applicable law specifies a shorter maximum period, the Post-Employment Restricted Period will end at the end of the maximum period specified by that law.

3.Company’s business – For the purpose of this Agreement:

(a)the Company shall include Textron and all subsidiary, affiliated and related companies and operations of Textron, and

(b)the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

4.Restricted Territory – For the purpose of this Agreement, the Restricted Territory shall be defined as and limited to:

(a)the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

5.Forfeiture of PSUs and required repayment if you engage in certain solicitation activities
If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive any payment in respect of PSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

6.Forfeiture of PSUs and required repayment if you disclose confidential information
You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain

Performance Share Unit
Terms and Conditions

the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers. However, nothing in this Agreement prohibits you from truthfully disclosing information expressly protected or permitted by state or federal law or cooperating in ongoing investigations conducted by any governmental agency or entity. Without limiting the generality of the foregoing, nothing in this Agreement shall limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934).

If you directly or indirectly misappropriate any such trade secrets, then your right to receive any payment in respect of PSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

7.Organization and Compensation Committee Discretion
You may be released from your obligations under Paragraphs 1, 5 and 6 above only if the Organization and Compensation Committee of the Board of Directors (or its delegate) determines in its sole discretion that such action is in the best interests of Textron.

8.Severability
The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

9.Right to Consult with Counsel
You have a right to consult with counsel before signing this Agreement.

Performance Share Unit
Terms and Conditions